Exhibit 10.3

15500 Roosevelt Blvd.

Suite 301

Clearwater, FL 33760

Phone: (727) 289-0010

Fax: (727) 289-0069

www.islandstocktransfer.com

dave@islandstocktransfer.com

TRANSFER AGENT AGREEMENT

This Transfer Agent Agreement (“Agreement”) is made and entered into as of April 1, 2013 by and between Island Capital Management, LLC, dba Island Stock Transfer (“Agent”) and Vanell, Corp. (“Company”).

RECITALS

WHEREAS, Agent is a transfer agent in the business of maintaining stock ownership and transfer records for companies whose stock is publicly traded;

WHEREAS, Company is a company whose stock is publicly traded or is in the process of having its stock publicly traded;

WHEREAS, Company wishes to utilize the services of Agent as its transfer agent under the term of this Agreement and Agent wishes to become Company’s transfer agent service provider;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.

APPOINTMENT OF AGENT

Upon the execution of this Agreement by both parties, the Company hereby appoints Agent as its transfer agent, warrant agent, and registrar for the common stock of the Company.

2.

FEES AND DOCUMENTATION BY COMPANY

Prior to Agent beginning work as the Company’s transfer agent the Company must deliver the following:

2.1.

Agreement:  An executed copy of this Agreement;

2.2.

Payment:  Payment in full of $ 8,000.00 (check or charge card) Premier Plan Fee, payable as of the date of this contract, for the Premier Services Plan (“Premier Plan”), which provides for all account set-up services. The Company understands that the Premier Plan provides a packaged service discount from the fees required for each individual service on a standalone basis.  The Company agrees to pay the Premier Plan fee as compensation for a number of services, which are detailed in the Premier Services Plan Description of Services, attached hereto as Exhibit A, and which we customarily provide to our new clients during the initial twelve months of our engagement.  The Company understands and acknowledges that the Premier Plan fee is non-refundable, regardless of the level or amount of services used by the Company.  The Company also understands and acknowledges that the Premier Plan fee is only effective for 12 months from the date of this contract, therefore the Company must utilize the account set-up services within the 12 month period or this contract shall expire.  Should this contract expire, due to non-performance by Company to initiate account set-up services, the Company understands and acknowledges any Premier Plan fee payment provided to the Agent is non-refundable in whole or in part.

2.2.1.

The Company understands Agent’s Premier Plan fees DO NOT INCLUDE:

2.2.1.1.

any fees that are charged by third parties as part of the set-up process such as, printing fees, design fees, DTC fees, and CUSIP fees;

2.2.1.2.

charges associated with searching for lost securities’ holders;

2.2.1.3.

any charges for services and costs as defined within Exhibit B, attached hereto, including the monthly maintenance fee which is the greater of $200.00 or $0.12 per shareholder for the first year; AND

2.2.1.4.

if the company elects to participate in DTC’s FAST1 program, fees associated with this program.    If elected: Initials ____ ____

2.2.2.

The Company agrees to directly pay those charges to third parties or reimburse Agent for it’s out of pocket expenses incurred on behalf of the Company.

2.2.3.

2.3   Documents:  The documents listed on Exhibit C, which is incorporated herein by this reference, delivered and represented to by an authorized officer of the Company. The Company agrees to update Agent immediately in writing regarding any changes to its corporate documents including changes to its articles of incorporation, bylaws, and changes to its officers, directors, agents, authorized persons and all “insiders” or “control persons”.  Company indemnifies Agent of any fault, fee or expense, including monetary loss, from any action taken by the Agent resulting from inaccurate or non-current information, resulting from the failure of the Company to provide timely written notice to Agent of any change. The Agent and the Company acknowledge that all documents identified on Exhibit B are the exclusive property of the Company, and the Company agrees to provide the Agent the right to utilize those documents solely in the course of the performance of its duties and obligations under this Agreement.  The Agent agrees not to make any of the documents, or the information contained in such documents, available to any third party, absent prior written authorization from the Company.

3.

STOCK ISSUANCES, CANCELLATIONS OR  TRANFERS BY AGENT.

Important:   Individual Stock issuances, cancellations, transfers, and other items itemized on Exhibit B, a copy of which is attached hereto, are NOT included in the Premier Services Plan described above and in Exhibit A.

3.1.

After the Company has provided Agent with all the documentation required under Section 2, Agent will issue original stock of the Company, as directed by the Company, upon receipt of the following:

3.1.1.

A written request by an authorized representative of the Company stating the number of shares, name of shareholder, address of shareholder, social security numbers (US residents/citizens),  government issued ID numbers or passport numbers (foreign residents/citizens), and delivery instructions;

3.1.2.

A copy of a fully executed Board of Directors resolution authorizing the stock issuance requested by the Company;

3.1.3.

If deemed necessary by Agent, a legal opinion letter from an attorney appointed by the Company approving the stock issuance requested by the Company;

3.1.4.

The payment of the appropriate fee by the Company; and

3.1.5.

Any other documentation deemed necessary in the discretion of Agent.

3.2.

After the Company has provided Agent with all the documentation required under Section 2, in the event of a lost, stolen, or destroyed stock certificate, Agent will issue replacement certificates upon receipt of the following:

3.2.1.

In the event of a lost or destroyed certificate, a lost certificate affidavit, and lost instrument bond or indemnity of the issuer or a mutilated certificate with all the necessary endorser’s signatures guaranteed in such a form and manner as Agent requires;

3.2.2.

In the event of a stock cancellation or retirement to treasury, the old certificate being surrendered with a validly executed and medallion guaranteed stock power outlining the shareholder desires to cancel or retire the shares;

3.2.3.

Valid instructions and/or resolution from the Company executed by the authorized representative of the Company regarding the action to be taken by the Agent;

3.2.4.

The payment of the appropriate fees by the Company or shareholder, as applicable; and

3.2.5.

Any other documentation deemed necessary at the discretion of Agent to evidence the genuineness and effectiveness of any necessary endorsement, and satisfactory evidence of compliance with all applicable laws relating to collection of taxes, if any.

3.3.

After the Company has provided Agent with all the documentation required under Section 2, in the event of transfer request by a shareholder, Agent will issue certificates upon receipt of the following:

3.3.1.

In the event of a stock transfer, the old certificate being surrendered with a validly executed and medallion guaranteed stock power outlining the new recipients and amount of stock to be issued to each recipient

3.3.2.

Valid instructions from the shareholder executed by the shareholder or authorized representative of the shareholder regarding the action to be taken by the Agent;

3.3.3.

The payment of the appropriate fees by the shareholder, as applicable; and

3.3.4.

Any other documentation deemed necessary at the discretion of Agent to evidence the genuineness and effectiveness of any necessary endorsement, and satisfactory evidence of compliance with all applicable laws relating to collection of taxes, if any.

4.

PURCHASE OF STOCK CERTIFICATES:  The Company hereby authorizes Agent to purchase from time to time, certificates as may be needed by it to perform regular transfer duties, not to exceed 1,000 certificates without prior written approval by the Company.  If the cost of such certificates is more than $1,000.00, it must be paid in advance by the Company.  Such certificates must be signed by authorized officers of the Company, as set forth by law or in the Company’s bylaws, and if required, shall bear the corporate seal of the Company.

5.

REGISTERING TRANSFERS:  In registering transfers, Agent may rely upon the Uniform Commercial Code, Section 17 of the Securities Code as set forth by the Securities and Exchange Commission, or any other statute that in the opinion of counsel protects Agent and Company for the purposes of inquiry, or in refusing registration wherein an adverse claim may require such refusal. The Company agrees to hold the Agent harmless from any liability resulting from instructions issued to Agent by the Company regarding the registering of transfers.

6.

RECORDS:  Agent will maintain customary records in connection with its agency, all of which shall be available for examination and inspection by the Company at all reasonable times during normal business hours and with at least twenty-four (24) hours advance notice.

7.

FEES AND PAYMENT OF FEES

7.1.

The Company agrees to pay Agent the following fees:

7.1.1.

A one-time Premier Service Plan fee, as specified in Section 2.

7.1.2.

A monthly fee to maintain computerized records of the Company in an orderly and accurate manner, and enable Agent to act as the Company’s transfer agent or registrar, or both.

7.1.3.

The monthly fee associated with DTC’s FAST program.

If elected: Initials ________

7.2.

These fees, as well as all other costs and fees for actions taken by Agent as the transfer agent of Company, are described in the Premier Services Plan, which is attached hereto as Exhibit A, and which is incorporated herein by this reference.

7.3.

Agent’s fees may be increased in Agent’s sole discretion upon thirty (30) days written notice to the Company. The Company agrees to pay all amounts due to Agent under this Agreement within 30 days of billing. Company specifically agrees that Agent shall have a lien against all Company records to secure any amounts owed to Agent.  In addition, Company specifically agrees that Agent may, at its option, refuse to make any transfers of Company’s securities until all past due amounts have been paid in full. The issuer acknowledges that its failure to pay transfer agency services is considered a material event to its shareholders, as it could substantially inhibit the liquidity of their security. The issuer therefore agrees that upon its delinquency of 90 days for failure to pay Island Stock Transfer for its transfer agency services, Island Stock Transfer may, in its sole discretion, notify the shareholders of the issuer’s delinquency. The issuer agrees to hold Island Stock Transfer harmless for such notification.

8.

TRANSFER AGENT EXPENSE:  The Company agrees to reimburse Agent for any and all expenses resulting from Agent being served with a subpoena by a Federal or State agency or a request from one of said agencies, requiring or requesting that Agent produce information or documents to said agency.  Said expenses include, but are not limited to, travel expenses, copying charges, computer time, employee time, and attorney fees for counsel to the Agent.

9.

TERMINATION BY COMPANY:  The Company may terminate this Agreement at any time and for any reason and remove Agent at any time by giving Agent thirty (30) days written notice in the form of a resolution from the Board of Directors of the Company authorizing the termination of this Agreement. Upon receipt of such proper notice, the payment of the termination fee (see Exhibit B), and the payment of any other unpaid invoices and fees owed to Agent, Agent shall deliver to a new transfer agent or the Company, all the Company’s records maintained by Agent.

10.

TERMINATION BY AGENT:  Agent may terminate this Agreement at any time and for any reason upon ten (10) days written notice to the Company.  However, if this Agreement is being terminated for non-payment of fees, Agent may refuse to do any work for the Company during the ten (10) day period unless it is paid in full all amounts owed. If Company has paid Agent all fees Agent is owed, then at the end of the ten (10) day period, Agent will deliver all the Company’s records to the Agent’s successor, if any, or to the Company.

11.

INDEMNITY:  The Company hereby agrees to indemnify and hold the Agent harmless from any and all suits, actions, proceedings at law or in equity, liabilities, claims (groundless or otherwise), costs, losses, damages, payments, deficiencies, judgments, settlements, penalties, fines, costs and legal and other expenses, including attorneys’ fees, arising from or related to the performance of the Agent’s duties under this Agreement, specifically including any dispute, litigation, arbitration, or regulatory investigation or action in which the Agent is named as a respondent, defendant, third-party defendant or third-party respondent, or any proceeding or matter where the agent is required to respond to a subpoena, summons, or any other order or inquiry, whether through testimony, in writing, or by the production of documents or information, unless there has been a final and non-appealable adjudication by a court of competent jurisdiction that such claim, loss, damage, or cost was directly caused by the willful misconduct or gross negligence of the Agent, without any contributory negligence by the Company.

All payments by the Company to the Agent pursuant to this indemnification clause shall be made as soon as practicable after written demand by the Agent therefore is presented to the Company, but in no event later than thirty (30) business days after such written demand is sent by the Agent to the Company.  The Company’s obligation to make such payments shall not be affected by the pendency of any proceeding regarding the amount or validity of the Agent’s demand for indemnification, or by any proceeding alleging willful misconduct or gross negligence by the Agent, unless and until there has been a final and non-appealable adjudication that the Agent is guilty of willful misconduct or gross negligence.

12.

ASSIGNMENT:  This Agreement may not be assigned by either party without the express written consent of the other party.

13.

MODIFICATION:  No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

14.

NO INTERPRETATION AGAINST DRAFTER:  This Agreement has been negotiated at arm’s length between persons sophisticated and knowledgeable in these types of matters.  In addition, each party has been represented by experienced and knowledgeable legal counsel, or had the opportunity to consult such counsel. Accordingly, any normal rule of construction or legal decision that would require a court to resolve any ambiguities against the drafting party is hereby waived and shall not apply in interpreting this Agreement.

15.

VENUE/GOVERNING LAW/ATTORNEY’S FEES. Venue for all proceedings in connection with this Agreement shall be Pinellas County, Florida, and all aspects of this Agreement shall be governed by the internal laws of the State of Florida.  In the event that Agent initiates a legal action against Company to collect any unpaid fees or charges for any services rendered or provided by Agent under this Agreement, Agent shall be entitled to an award of fees and costs, including but not limited to its reasonable attorney’s fees, to be paid by the Company.

16.

SEVERABILITY:  In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

17.

INTEGRATION

"The Transfer Agent Agreement, including Schedules, Addenda, and Exhibits" Thereto, constitutes the parties complete, entire, and final agreement about the subject matter of the TA agreement and supersedes all prior and contemporaneous agreements regarding the subject matter.  The TA agreement is a fully integrated contract and any previous negotiations between or representations made by the parties are of no legal consequence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date listed above.

Agent

Company

Island Capital Management, LLC

dba Island Stock Transfer

Vanell, Corp.

/S/  David Lopez                                                                /S/ Francisco Douglas Magana

___________________________

______________________________________

By: David Lopez

By: Francisco Douglas Magana

Its: General Manager

Office/Title: Director

1 FAST AUTOMATED SECURITIES TRANSFER (FAST) – A system created by the Depository Trust and Clearing Corporation whereby shares a for registered securities are maintained at the offices of individual registrars and can be transferred to a beneficial owner in a more timely and efficient manner.

Company Contact Questionnaire

Issuer’s Exact Name:	Vanell, Corp.
Issuer’s Tax ID#:	33-1225521
Common Stock Cusip #:
Please identify the current, or any previous, transfer agent used and/or contracted by the
Current/Previous TA	N/A
Address

Phone Number and Email
Issuer’s	Name:	Francisco D. Magana	Phone:	011-503-79511598
Contact Info:	E-Mail:	vanellcorp@gmail.com	Fax:
Issuer’s Physical		Res. San Antonio Bk. 10, Pje.7, #5
Address: (Please note if there is a different Billing Address.)		San Antonio Del Monte, Sonsonate, El-Salvador SV-106090030

Issuer’s	Name:	Francisco D. Magana	Title:	Director
Designated Officers:	Name:		Title:
	Name:		Title
	Name:		Title:

Issuer’s	Firm:	Stepp Law Corporation	Phone:	949-6609700
Legal Counsel:	Contact:	Thomas Stepp	Fax:
	E-Mail:	tes@stepplawgroup.com
	Address:	15707 Rockfield Boulevard, Ste 101, Irvine CA, 92618

EXHIBIT A

PREMIER SERVICES PLAN

Description of Services

The Premier Services Plan includes, but is not limited to:

1.

New Client Set-Up:  New client set-up includes, but is not limited to, the services listed below.  Our customary fee for client set-up is billed at a rate of $100.00 per hour; however, these services are included as part of the Premier Plan fee.  Customary client set-ups range from 60-120 hours of staff time to complete.  Client set-up services include:

1.1.

Review and processing of corporate resolutions to establish Agent, as the Company’s stock transfer and Edgarization agent.

1.2.

Receipt and review of Company documents, including Articles of Incorporation, Certificate of Incorporation, Amendments to Articles of Incorporation, and Company resolutions establishing Company officers.

1.3.

Review, processing, audit and importation of current shareholder information.

1.4.

Formatting and importing records into Agent’s shareholder database, including recording stops (Company and SEC issued), restrictions and affiliate/control shareholder statuses.

1.5.

Communication and review with former Company transfer agent.

1.6.

Receipt, verification, and organization of former transfer records.

1.7.

New certificate processing, including establishing certificate design, numbers, format, and quantity.

1.8.

Storage and retention of previous transfer records, new transfer documents, corporate documents, and new certificates.

1.9.

Recording and inventory auditing of records for used, unused, lost, and destroyed certificates.

1.10.

Communication with, and providing documentation to, DTC regarding the transition from previous transfer agent to, or initial establishment of, Island Stock Transfer as Transfer Agent.

2.

Maintenance:  The maintenance fee is $200.00 per month and IS NOT included in the Premier Services Plan fee.  Maintenance services include:

2.1.

Maintenance of files in secure storage centers, including rated theft locks and fireproof cabinetry.

2.2.

Maintenance of offsite data backup, ensuring continuous operations in the event of any disaster for the Company or transfer service location.

3.

CUSIP & DTC Eligibility:  CUSIP number and DTC Corporate Eligibility services include, but are not limited to, the steps listed below.  The fees for CUSIP number and DTC Corporate Eligibility services are customarily charged at a rate of $100.00 per hour.  Customary service timeframes range from 35-45 hours of staff time to complete; however, these services are included as part of the Premier Plan.  CUSIP number and DTC Corporate Eligibility services include:

3.1.

Review, processing and submission of required corporate documents necessary to obtain a CUSIP number and/or DTC Corporate eligibility.

3.2.

Communications with the Company, DTC and CUSIP Service Bureau.

3.3.

Filing of additional and/or amended corporate documents when required.

3.4.

Communicate with broker dealers and shareholders regarding the status of the CUSIP and DTC Corporate Eligibility.

4.

Custom Reporting:  Custom Reporting services include, but are not limited to, the reports and services listed below.  Custom report services are billed at $100.00 per hour, at a minimum of $500.00 per report; however, however, these services are included as part of the Premier Plan.  Custom Reporting services include:

4.1.

Develop shareholder reports and transaction journals to perform corporate requests.

4.2.

Formatting reports and databases to enable custom reporting.

4.3.

Perform automated functions and maintenance to ensure reports are continuously available.

4.4.

Enable electronic submissions or hardcopy formats of reports.

4.5.

Perform data and transactional searches, including statistical analysis, as required to create custom reports.

4.6.

Deliver reports as requested by the Company.

5.

Splits, Dividends and Name Changes:  Splits, dividends and/or corporate name change services include, but are not limited to, the services listed below.  Customarily, consultation for these services are billed at $100.00 per hour and are listed as follows; however, consultation for these services are included as part of the Premier Plan. Filing fees for these services are billed per occurrence as detailed in Exhibit B. Splits, dividends and/or corporate name change services include:

5.1.

Review and record all required corporate documentation establishing the action.

5.2.

Consult Company and Agent’s counsel on aspects of the 10b-17 notification to NASDAQ, including the required filing format and dates and obtaining a CUSIP number when required.

5.3.

Create and submit the Transfer Agent Verification Form to NASDAQ.

5.4.

Communicate with NASDAQ regarding the submission and determination of the appropriate effective date.

5.5.

Notify and communicate with DTC and DTC participants pertaining to the corporate action.

5.6.

Perform the adjustments to shareholder holdings, reflecting all actions.

5.7.

Communicate with shareholders regarding the requirements, or non-requirements, of shareholders.

5.8.

Perform tasks associated with preparing and performing certificates for the action.

6.

Yearly and Quarterly Reporting:  Yearly and quarterly reporting services include, but are not limited to, the services listed below.  Customarily, these services are billed at $100.00 per hour; however, these services are included as part of the Premier Plan.  The services provided include:

6.1.

Communications with Company and/or auditors.

6.2.

Creation and delivery of “as-of” (historical date) reports.

6.3.

Perform calculations and statistical reporting.

6.4.

Perform amendments and adjustments as requested or required.

6.5.

Routine corporate records maintenance, including ascertaining information regarding the changes to officers, directors or affiliates.

7.

Online Services – Island Access:  Online services include, but are not limited to, the services listed below.  Customarily, these services are billed at $100.00 per hour and an average of 15-20 hours of staff time is spent during the average new account set-up process per client; however, these services are included as part of the Premier Plan.  The online services are listed below:

7.1.

Company set-up for online access and report downloads.

7.2.

Real time report and data updates.

7.3.

Training sessions for Company personnel.

7.4.

Training sessions for Company shareholders.

7.5.

Administrative maintenance and troubleshooting services.

7.6.

Security control and software maintenance.

Exhibit B Fee schedule effective 01/06/2011

Set up fee	$8,000.00
Security Deposit	Waived for Premier Plan Participants
Monthly Maintenance Charge Includes:	The greater of: $200.00 or $0.12 per shareholder
Corporate or Professional Consultations & Communications	Each company has assigned account representative
Address changes (Shareholders/Issuers)
Maintenance of files in secure storage centers	Including rated theft locks and fireproof cabinetry
Maintenance of offsite data backup Placement/maintenance of stop transfer orders	Ensuring continuous operations in the event of any disaster for the Company or transfer service location
Complementary services: Island Shared Access	Unlimited 24 hr access to reports for shareholders and issuers
Legal Review for issuances and transfers (if needed)
OFAC (Office of Foreign Assets Control) Compliance
Shareholders List, E-Mail
Transaction journal, E-Mail

Certificate Printing
Up to 2 colors (Logo included)	50=$75; 250= $260; 500=$450; 1000=$625; 2500=$950; 5000=$1500
Full Color (Logo included)	50=$150; 250= $550; 500=$800; 1000=$975; 2500=$1300; 5000=$1800

DTCs FAST program (DWAC/DRS)
FAST Program Initial Eligibility Application Fee	$250
Additional monthly FAST service fee	$350
FAST Transaction Fee	$28 each (billable to DTC)
Deposit or Withdrawal at Custodian (DWAC) Transaction Fee	$28.00 each (billable to Company or Shareholder)

Corporate Actions
Stock Splits/Dividends	$500.00 (excluding certificate charges)
Name Change	$500.00 (excluding certificate charges)

Reports (certified hard copy)	Please note that all reports can be accessed through Island Access.
Hardcopy Shareholder List (Certified)	$50.00
Detail List/Special Report	$100.00 Per Hour, Minimum 1 Hour
Transaction Journal	$150.00 (Charged monthly if automated reports are requested)
Audit Report	$50
Transactions
New Share Issuance	$28.00 PER CERTIFICATE/BOOK POSITION ISSUED (Bulk Rates May Be Available)
Routine Transfer	$25.00 PER CERTIFICATE ISSUED $3.00 PER CERTIFICATE CANCELLED
Restricted transfer	• $28.00 PER EACH CERTIFICATE ISSUED • $3.00 PER CERTIFICATE CANCELLED (Billable to Company or Shareholder)
Restricted Legend Removal	• $53.00 FOR LEGEND REMOVAL • $3.00 PER CERTIFICATE CANCELLED • $25.00 TO ISSUE EACH FREE TRADING CERTIFICATE
Special legend	$10
Stop Transfer Placement, Monitoring and Notification Fee	$500.00 Per Cert (If the claimant is successful in obtaining the court order or injunction in the time period allotted the Fee may be refunded to the claimant.
Rejections	$75 per rejection
Emergency certificates	$50 for the 1st one and $10 per each additional per request
Shipping
Within the United States(priority overnight)	$45
Ground	$25
Canada (priority overnight)	$50
Outside the United States and Canada (next day) Europe	$65
Asia	$80

Mailing services includes: Printing of materials and envelopes	$300.00 or $1.50 per shareholder whichever is greater plus postage at cost
Mailing Labels	$0.25 PER LABEL (Postage at cost)
Mailing Cost and Expenses	Call for Quote (Only verifiable mailing and delivery methods are available. No Regular Mail.)
Bad Address or Return Delivery	$25 Processing Fee
Incorrect Delivery Account No.	$25 Processing Fee (For fees associated with incorrect or bad mailing/delivery account numbers provided to Island Stock Transfer)
Special Mailing Requests	$50 Per Hour, Minimum 1 Hour Charge.
Stock Certificate/Typesetting	CALL FOR QUOTE

Proxy services includes:	CALL/EMAIL FOR QUOTE
Access to voting online Printing of materials and envelopes Tabulating votes

Other fees and services
Other Custom Service Requests	$100.00 Per Hour (excluding 3rd party and other necessary charges, charged at cost)
Legal/Compliance Fee	$200 per hour
RUSH fee	$100 for issuer/shareholder $150 for broker
Lost shareholders placement/maintenance	$25 yearly (billed in the end of the year)

Terminations
Large Job Certificate Destructions	$100.00 (Per box for jobs 200 total certificates or more)
Termination Fee	Within first year of contract- $1,000 After first year- $500

FOR ANY INVOICES AGED IN EXCESS OF 60 DAYS, AGENT SHALL SUSPEND ALL SERVICES UNTIL COMPANY PAYS ALL OUTSTANDING AMOUNTS OWED.

Transactions over $1,000 have to be prepaid.

EXHIBIT C

Company documents to be delivered to Island:

A.

A copy of the current Articles of Incorporation and bylaws of the Company, including all the amendments thereto, and a copy of the Certificate of Incorporation as issued by the State of Incorporation.

B.

Specimens of all forms of outstanding certificates for all classes of securities of the Company, in the forms approved by the Board of Directors.

C.

A resolution certifying the authorized and outstanding securities, including the holders of all shares, of the Company which should include, but may not be limited to, a list of all outstanding securities together with a statement that future transfers of the outstanding securities may be made without restriction, except as to the securities that are subject to a restriction to be noted on the face of said securities and in the corporate stock records.

D.

A certified list of all shareholders (provided for Item C), which identifies any shareholders deemed to be “insiders” or “control persons” as defined in the Securities Act of 1933 & 1934 and other acts of Congress and rules and regulations of the United States Securities and Exchange Commission when applicable.

E.

The names and specimen signatures of all officers who are and have been authorized to sign certificate for securities on behalf of the Company and the names and addresses of any other Transfer Agents or Registrars of securities of the Company, current and past agents.

F.

A copy of the Resolution of the Board of Directors of the Company, authorizing its execution of this Agreement and approving the terms and conditions herein including the agreement that in the event that there are any future amendments or changes to any of the foregoing, the Company will issue prompt written notification of such change or changes, together with copies of the relevant resolutions, instruments or other documents, specimen signatures, certificates, opinions or the like as the Agent may deem necessary or appropriate. This resolution will also approve a credit and background check for the company and its officers and directors.

G.

List of “stopped” certificates, in which an adverse action had been, or is in process of being, filed.

H.

Completed Company Contact Questionnaire.

I.

Completed Certificate Order Form.

Endnotes

TRANSFER AGENT AGREEMENT